Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206
lpkromidas@olin.com

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Olin Announces Second Quarter 2009 Earnings
Winchester Posts Record Quarterly Sales and Earnings

Clayton, Mo., July 27, 2009- Olin Corporation (NYSE: OLN) announced today that its second quarter 2009 net income was $27.8 million, or $0.36 per diluted share, which compares to $35.5 million, or $0.47 per diluted share in the second quarter of 2008.  Sales in the second quarter of 2009 were $383.0 million, compared to $428.3 million in the second quarter of 2008.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Winchester achieved the highest level of quarterly sales and earnings in its history, reflecting the continuation of the stronger than normal demand that began in the fourth quarter of 2008.  Earnings doubled in the second quarter of 2009 compared to the second quarter of 2008 driven by Winchester’s commercial sales which increased 33% year-over-year.  Chlor Alkali earnings declined 32% in the second quarter of 2009 compared to the second quarter of 2008.  This decline reflects lower shipment volumes of both chlorine and caustic soda, which declined 32% year-over-year.  ECU netbacks in the second quarter of 2009 declined slightly compared to the second quarter of 2008. The second quarter 2009 Chlor Alkali operating rate was 70% compared to an operating rate of 89% last year.

“Third quarter 2009 earnings per share are forecast to be in the $0.20 per diluted share range.  This forecast includes an anticipated $44 million pretax recovery of environmental costs incurred and expensed in prior periods.  The combination of the precipitous decline in caustic soda pricing and the continuation of weak demand will likely result in a third quarter segment loss in the Chlor Alkali business.  ECU netbacks are expected to decline approximately 40% in the third quarter of 2009 compared to the second. Winchester expects continued strong demand in the third quarter of 2009 with earnings comparable to the second quarter, which are well above historic levels.”

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the second quarter of 2009 were $242.4 million compared to $312.2 million in the second quarter of 2008.  The second quarter 2009 sales reflect a 32% decline in chlorine and caustic soda volumes, while volumes for bleach increased 13% compared to second quarter 2008 levels.  ECU netbacks in the second quarter of 2009 declined by 1% compared to the second quarter of 2008.  Freight costs, which are included in the ECU netbacks, increased 9% in the second quarter of 2009 compared to the second quarter of 2008.  Second quarter 2009 Chlor Alkali segment income was $47.6 million compared to $70.5 million in the second quarter of 2008, due to lower volumes, partially offset by lower costs.

WINCHESTER

Winchester second quarter 2009 sales were $140.6 million compared to $116.1 million in the second quarter of 2008, an increase of 21%.  The increase reflects higher sales volumes.  Commercial and domestic military sales increased during the quarter, which more than offset declines in industrial sales.  Law enforcement sales were comparable year-over-year.  Winchester’s second quarter 2009 segment income was $19.1 million compared to $9.5 million in the second quarter of 2008. The increase in segment income reflects the higher sales volumes, favorable pricing, and lower operating costs.

CORPORATE AND OTHER COSTS

Pension income included in the second quarter 2009 Corporate and Other segment was $5.7 million, compared to $3.6 million in the second quarter of 2008.  Second quarter 2008 pension income included a curtailment charge of $0.8 million.

Second quarter charges to income for environmental investigatory and remedial activities were $7.2 million in 2009, compared to $9.7 million in the second quarter of 2008.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the second quarter of 2009 increased by $1.9 million from the second quarter of 2008 due to higher legal and legal-related expenses, partially offset by lower incentive compensation costs.  The legal and legal-related expenses are primarily associated with legacy environmental matters, including recovery actions for environmental costs previously incurred and expensed.  Second quarter 2009 management incentive compensation costs were lower by $2.8 million, primarily resulting from stock-based mark-to-market adjustments.

CASH FLOW

Cash and cash equivalents increased from $168.6 million at March 31, 2009 to $192.2 million at June 30, 2009.  The second quarter 2009 positive cash flow includes a $4 million reduction in working capital partially offset by capital spending which exceeded depreciation.  Capital spending during the quarter was $37.8 million, which primarily reflects the St. Gabriel, LA conversion and expansion project. Third and fourth quarter 2009 capital spending is expected to decline from the second quarter 2009 levels.

DIVIDEND

On July 23, 2009, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on September 10, 2009 to shareholders of record at the close of business on August 10, 2009.  This is the 331st consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, July 28.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Click here for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies, including proposed legislation that would phase out the use of mercury in the manufacture of chlorine, caustic soda, and related products;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2009 - 13

Olin Corporation
Consolidated Statements of Income(a)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions, except per share amounts)	2009	2008	2009	2008
Sales	$383.0	$428.3	$783.6	$827.4
Operating Expenses:
Cost of Goods Sold	312.0	347.2	618.2	661.2
Selling and Administration	36.1	35.6	75.3	68.9
Other Operating Income(b)	0.2	0.4	5.7	1.0
Operating Income	35.1	45.9	95.8	98.3
Earnings of Non-consolidated Affiliates	11.0	11.0	25.8	19.1
Interest Expense(c)	1.7	3.7	3.3	8.2
Interest Income	0.3	1.4	0.8	4.2
Other Income	0.1	0.2	0.1	0.3
Income before Taxes	44.8	54.8	119.2	113.7
Income Tax Provision	17.0	19.3	44.7	40.9
Net Income	$27.8	$35.5	$74.5	$72.8
Net Income Per Common Share:
Basic	$0.36	$0.47	$0.96	$0.97
Diluted	$0.36	$0.47	$0.96	$0.97
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	78.1	75.0	77.8	74.8
Average Common Shares Outstanding - Diluted	78.1	75.4	77.8	75.2

(a)	Unaudited.
(b)
Other operating income for the six months ended June 30, 2009 included a $3.7 million gain on the sale of land and $0.9 million of gains on the disposal of assets primarily associated with the ongoing St. Gabriel, LA conversion and expansion project.

(c)
Interest expense was reduced by capitalized interest of $3.0 million and $0.7 million for the three months ended June 30, 2009 and 2008, respectively, and $5.5 million and $1.1 million for the six months ended June 30, 2009 and 2008, respectively.

Olin Corporation
Segment Information(a)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
($ in millions)	2009	2008	2009	2008
Sales:
Chlor Alkali Products	$242.4	$312.2	$510.1	$600.5
Winchester	140.6	116.1	273.5	226.9
Total Sales	$383.0	$428.3	$783.6	$827.4
Income before Taxes:
Chlor Alkali Products(b)	$47.6	$70.5	$116.3	$137.5
Winchester	19.1	9.5	36.1	19.5
Corporate/Other:
Pension Income(c)	5.7	3.6	10.5	8.1
Environmental Provision	(7.2)	(9.7)	(12.0)	(14.8)
Other Corporate and Unallocated Costs	(19.3)	(17.4)	(35.0)	(33.9)
Other Operating Income(d)	0.2	0.4	5.7	1.0
Interest Expense(e)	(1.7)	(3.7)	(3.3)	(8.2)
Interest Income	0.3	1.4	0.8	4.2
Other Income	0.1	0.2	0.1	0.3
Income before Taxes	$44.8	$54.8	$119.2	$113.7

(a)	Unaudited.
(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $11.0 million for the three months ended June 30, 2009 and 2008 and $25.8 million and $19.1 million for the six months ended June 30, 2009 and 2008, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the three and six months ended June 30, 2008 included a curtailment charge of $0.8 million resulting from the conversion of our McIntosh, AL chlor alkali hourly workforce from a defined benefit pension plan to a defined contribution pension plan.

(d)
Other operating income for the six months ended June 30, 2009 included a $3.7 million gain on the sale of land and $0.9 million of gains on the disposal of assets primarily associated with the ongoing St. Gabriel, LA conversion and expansion project.

(e)
Interest expense was reduced by capitalized interest of $3.0 million and $0.7 million for the three months ended June 30, 2009 and 2008, respectively, and $5.5 million and $1.1 million for the six months ended June 30, 2009 and 2008, respectively.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2009	2008	2008

Assets:
Cash & Cash Equivalents	$192.2	$246.5	$186.4
Short-Term Investments	―	―	20.5
Accounts Receivable, Net	212.5	213.0	251.0
Inventories	162.7	131.4	150.8
Current Deferred Income Taxes	68.5	68.5	69.8
Other Current Assets	10.3	10.9	16.2
Total Current Assets	646.2	670.3	694.7
Property, Plant and Equipment
(Less Accumulated Depreciation of $975.8, $956.0 and $938.9)	683.5	629.9	541.4
Prepaid Pension Costs	―	―	154.1
Deferred Income Taxes	0.5	46.8	―
Other Assets	77.4	70.8	69.2
Goodwill	301.9	301.9	301.9
Total Assets	$1,709.5	$1,719.7	$1,761.3

Liabilities and Shareholders' Equity:
Accounts Payable	$115.6	$145.6	$159.3
Income Taxes Payable	―	0.6	―
Accrued Liabilities	197.0	253.6	218.6
Total Current Liabilities	312.6	399.8	377.9
Long-Term Debt	251.4	252.4	248.7
Accrued Pension Liability	35.0	51.5	50.1
Deferred Income Taxes	7.1	6.5	22.4
Other Liabilities	311.2	304.5	338.0
Total Liabilities	917.3	1,014.7	1,037.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 78.2 Shares (77.3 and 75.4 in 2008)	78.2	77.3	75.4
Additional Paid-In Capital	814.5	801.6	761.6
Accumulated Other Comprehensive Loss	(239.4)	(269.4)	(154.1)
Retained Earnings	138.9	95.5	41.3
Total Shareholders' Equity	792.2	705.0	724.2
Total Liabilities and Shareholders' Equity	$1,709.5	$1,719.7	$1,761.3

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(in millions)	2009	2008
Operating Activities:
Net Income	$74.5	$72.8
Earnings of Non-consolidated Affiliates	(25.8)	(19.1)
Gains on Disposition of Property, Plant and Equipment	(4.6)	―
Stock-Based Compensation	2.8	3.0
Depreciation and Amortization	33.4	34.9
Deferred Income Taxes	36.4	(3.4)
Qualified Pension Plan Contributions	(1.5)	―
Qualified Pension Plan Income	(10.9)	(7.1)
Common Stock Issued Under Employee Benefit Plans	1.2	1.7
Changes in:
Receivables	0.5	(49.0)
Inventories	(31.3)	(44.1)
Other Current Assets	0.6	(1.5)
Accounts Payable and Accrued Liabilities	(47.0)	(38.2)
Income Taxes Payable	(7.5)	(0.6)
Other Assets	1.9	1.5
Other Noncurrent Liabilities	8.8	9.9
Other Operating Activities	(0.7)	(0.3)
Net Operating Activities	30.8	(39.5)
Investing Activities:
Capital Expenditures	(87.6)	(62.4)
Proceeds from Disposition of Property, Plant and Equipment	5.7	0.3
Distributions from Affiliated Companies, Net	14.1	4.9
Other Investing Activities	2.5	1.2
Net Investing Activities	(65.3)	(56.0)
Financing Activities:
Long-Term Debt:
Borrowings	1.5	―
Repayments	―	(9.8)
Issuance of Common Stock	9.8	4.8
Stock Options Exercised	―	9.3
Excess Tax Benefits from Stock Options Exercised	―	1.5
Dividends Paid	(31.1)	(29.9)
Net Financing Activities	(19.8)	(24.1)
Net Decrease in Cash and Cash Equivalents	(54.3)	(119.6)
Cash and Cash Equivalents, Beginning of Year	246.5	306.0
Cash and Cash Equivalents, End of Period	$192.2	$186.4

(a)	Unaudited.